Exhibit 10.2
REAL PROPERTY PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is made by and between AMBASSADORS GROUP, INC., a Delaware corporation (“Seller”), NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association, and/or its assigns (“Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent” or “Title Company”).

Seller is the owner of the following (collectively, the “Property”):

A.           Fee simple title to the real property consisting of approximately eleven and 7/100 (11.07) acres, and generally located  at 2001 S. Flint Road, in Spokane County, Washington, as more particularly described on the attached Exhibit A (“Real Property”);

B.           All structures and improvements on the Real Property together with all warranties relating thereto to the extent transferable, if any (collectively, the “Improvements”);

C.           Any and all rights and easements appurtenant to the Real Property;

D.           The tangible personal property owned by Seller and used in the operation of the Real Property and Improvements, together with all warranties relating thereto, as more particularly set forth in the attached Exhibit B (“Personal Property”);

E.           All licenses, permits, land use designations, approvals, various waivers or consents applicable to the Real Property (collectively, the “Permits”), to the extent transferable, issued or subject to the laws of the United States, the State of Washington, Spokane County, or the City of Spokane, other authority, department, commission board, bureau, agency, unit, or instrumentality, (collectively, the “Governmental Authorities” and each, a “Governmental Authority”); and

F.           All site plans, surveys, soil and substrata studies, environmental reports, engineering plans and studies, floor plans, landscape plans and other plans, diagrams, or studies of any kind with respect to the Real Property or Improvements.

Buyer desires to purchase and Seller desires to sell the Property, upon the terms and conditions hereinafter outlined.

NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

1. Agreement

.  Seller agrees to sell and convey the Property to Buyer, and Buyer agrees to purchase and accept the Property from Seller, upon the terms and conditions set forth in this Agreement.

2. Earnest Money

 Within three (3) Business Days following the date that is the day the last of Seller and Buyer execute this Agreement (“Mutual Execution”), Buyer shall deliver to Escrow Agent the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Earnest Money”) in the form of an executed promissory note attached hereto as Exhibit C (the “Earnest Money Note”), to be applied for the account of Buyer as a credit against the Purchase Price (as defined in Section 3, below) following conversion of the Earnest Money Note to cash in accordance with this Section 2.  Provided that this Agreement has not been terminated prior to the expiration of the Feasibility Period (as defined in Section 4.1, below) and Buyer delivers to Seller the Approval Notice (as defined in Section 4.8, below), within two (2) Business Days following the expiration of the Feasibility Period, Buyer shall replace the Earnest Money Note held by Escrow Agent with cash and the Earnest Money Note shall be canceled and returned to Buyer.  Escrow Agent hereby agrees to hold and disburse all Earnest Money as provided for in this Agreement.  Once converted to cash, the Earnest Money will, at the option of Buyer, be invested in an interest-bearing account. When Escrow Agent disburses the Earnest Money as provided for in this Agreement, any and all interest that has accrued thereon shall be disbursed to the party entitled to the Earnest Money. After Buyer delivers its Approval Notice, the Earnest Money will be nonrefundable to Buyer except as otherwise provided in this Agreement. As used in this Agreement, the term “Business Day” means any day other than: (i) a Saturday, (ii) a Sunday, or (iii) days on which branches of national banks located in Spokane, Washington are closed.

3. Purchase Price

The purchase price for the Property is Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000.00) (“Purchase Price”), together with Buyer’s share of closing costs and prorations, as set forth in this Agreement. At Closing (as defined in Section 6.1, below), the Earnest Money will be credited to the Purchase Price and the remainder of the Purchase Price and any fees and closing costs which Buyer is obligated to pay pursuant to this Agreement will be paid in Current Funds.  As used in this Agreement, the term “Current Funds” means wire transfers, certified funds, or a cashier’s check in a form acceptable to Escrow Agent that would permit Escrow Agent to immediately disburse such funds.  The parties acknowledge and agree that Fifty Thousand Dollars ($50,000.00) of the Purchase Price will be allocated to Personal Property at Closing.

4. Due Diligence Inspections and Title Review

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4.1 Feasibility Period

. As used in this Agreement, the term “Feasibility Period” means that period of time commencing on Mutual Execution and expiring at 5:00 p.m., local time in Spokane, Washington, sixty (60) days thereafter, or upon earlier termination of this Agreement.

4.2 Review of Diligence Materials

To the extent not previously provided to Buyer, Seller shall within five (5) Business Days following Mutual Execution (or, in the case of the items set forth in subclauses (g), (j), (k), (l), (m) and (n), as promptly as practicable following Mutual Execution) make available for Buyer’s inspection copies of all items that relate to the Property (to the extent the same are in Seller’s possession or control),  including, without limitation, the following: (a) all airport impact studies; (b) a completed seller disclosure statement, as required by Revised Code of Washington 64.06; (c) operating/financial statements regarding Seller’s ownership of the Property for calendar years 2012, 2013 and 2014 year-to-date; (d) existing environmental assessment reports; (e) surveys; (f) all as-built construction plans; (g) copies of approved building permits; (h) copies of all contracts affecting the Property, including, without limitation, copies of all service contracts, equipment/furniture leases and maintenance agreements; (i) utility bills for the past six (6) months and a list of all utility deposits or bonds; (j) zoning documents; (k) planning and/or engineering plans, studies or reports; (l) soils investigation reports; (m) seismic studies; (n) any Permits; (o) valuation notices and invoices for real property taxes, personal property taxes, special assessments and any other fees, dues and taxes applicable to the Property for the past three (3) years; (p) copies of any pending or threatened Claims (as defined in Section 4.3, below) or actions relating to the Property; (q) governmental notices regarding uncured violations of laws or regulations; and (r) any contracts and any other binding legal agreements, leases (including the files, amendments, riders, licenses and guarantees, if any) and similar agreements (collectively, the “Current Diligence Materials”). Prior to the expiration of the Feasibility Period, Buyer may, in Buyer’s sole and absolute discretion and at Buyer’s sole cost and expense, obtain the following: (i) a Phase I environmental report relating to the Property (an “Environmental Report”); (ii) a survey of the Property (“Survey”); and/or (iii) except as otherwise provided in this Agreement, any additional studies, reports or surveys that Buyer may elect, in Buyer’s sole and absolute discretion (collectively, the “Additional Studies”). The Current Diligence Materials, the Environmental Reports, the Survey, and the Additional Studies are collectively referred to as the “Diligence Materials” in this Agreement.  Seller shall cooperate in good faith with Buyer in connection with Buyer’s inspection, review and procurement of the Diligence Materials.

4.3 Entry on Property

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(a) Inspections

 Up to and through the Closing Date, if this Agreement has not been terminated, Buyer, and Buyer’s agents, employees and subcontractors, will have the right during normal business hours (upon not less than twenty-four (24) hours prior written notice to Seller, with notice to be given by any permissible method delineated in Section 15.3 of this Agreement) to enter the Property to conduct such surveys, inspections, investigations and/or studies (collectively, “Inspections”) with respect to the Property as Buyer may elect.  Buyer may not, however, obtain a Phase II environmental inspection or conduct any intrusive, destructive or invasive testing, including soil borings, and sampling of materials as part of any Environmental Reports, without first obtaining the prior written consent of Seller, which consent shall be in Seller’s sole and absolute discretion, provided however, that if the results of any initial Environmental Report recommend additional, invasive or destructive testing, either as part of an environmental Phase II or otherwise, and Seller refuses to consent to such additional testing, then Seller shall be obligated to reimburse Buyer for the costs Buyer incurs in connection with obtaining all Environmental Reports, but only if Buyer elects to terminate the transaction contemplated by this Agreement prior to the expiration of the Feasibility Period.  Seller shall cooperate in good faith with Buyer in connection with Buyer’s physical inspection of the Property.

(b) Insurance

Prior to conducting any Inspections, Buyer shall provide Seller with certificate(s) of insurance evidencing: (i) worker’s compensation and employer’s liability insurance in accordance with the laws of the State of Washington, (ii) commercial general liability, and (iii) commercial auto insurance, to the extent of leased or owned vehicles. The commercial general liability policy shall (y) include insurance against assumed or contractual liability under this Agreement, with respect to all of Buyer’s activities in, or about the Property, in form reasonably acceptable to Seller, naming Seller as an additional insured; and (z) provide limits for bodily injury and property damage of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.  To the extent Buyer or its representatives, agents or consultants (collectively, “Consultants”) own or lease vehicles, the commercial auto policy shall provide coverage for all owned, leased, hired and non-owned automobiles with a combined single limit for bodily injury and property damage of at least One Million Dollars ($1,000,000) per accident. The required limits may be satisfied through a combination of primary and umbrella policies. Umbrella policies must follow form of the underlying policies.

          (c) Indemnification

 Buyer shall indemnify, defend and hold Seller, its officers, directors, employees, agents and affiliates and the Property free and harmless from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of actions, damage, losses, costs and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees with respect to the same or to enforce this indemnity) (collectively, “Claims”) incurred by reason of or in connection with such entry or such surveys, inspections, investigations or studies; provided, however, that Buyer’s indemnification obligation will not extend to any Claims or liabilities arising out of the discovery of any preexisting conditions of the Property.  Buyer agrees to repair any and all damage caused to the Property due to Buyer’s (or its employees or Consultants’) entry thereon and to otherwise restore the Property to its original condition existing prior to such entry. The obligations of Buyer under this Section 4.3 will survive Closing or earlier termination of this Agreement.

4.4 No Liens or Interference

 Buyer shall not permit, and shall indemnify, defend and hold harmless Seller for, from and against any and all Claims incurred by reason of or in connection with, any construction, mechanics or materialmen’s liens or any other liens that attach to the Property or any portion thereof by reason of the performance of any work or the purchase of any materials by Buyer or any other party in connection with Buyer’s inspection of the Property. The provisions of this Section will survive Closing or earlier termination of this Agreement.

4.5 Review of Title

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(a) Title Report

 Within three (3) Business Days of Mutual Execution, Seller shall cause the Title Company to deliver a commitment for the Title Policy (as defined in Section 4.6, below) to Buyer. The commitment shall be accompanied by copies of all documents referred to in Schedule B of the commitment (the commitment and the documents are collectively referred to in this Agreement as the “Title Report”).

(b) Objections

 Buyer shall review the Title Report and may, on or prior to the date that is twenty (20) days from the date that Buyer receives a complete Title Report (the “Title Review Period”), provide Seller and Title Company with written notice of the title exceptions that are objectionable to Buyer, in Buyer’s sole and absolute discretion (each such objectionable matter or exception considered a “Disapproved Matter”). If Buyer timely notifies Seller and Title Company of any Disapproved Matter(s) on or prior to the expiration of the Title Review Period, Seller shall, within ten (10) days following Seller’s receipt of Buyer’s written notice of Disapproved Matter(s) (the “Seller Title Response Period”), notify Buyer and Escrow Agent that: (i) Seller will remove or correct such Disapproved Matter as of or before the Closing, or (ii) Seller will not remove or correct any or certain Disapproved Matter(s). If Seller does not respond within the Seller Title Response Period, Seller shall be deemed to have elected option (ii) above. If Seller elects, within its sole discretion, not to eliminate those objections with reference to such Disapproved Matter(s), in form and substance acceptable to Buyer, in Buyer’s sole and absolute discretion, Buyer may either (y) terminate this Agreement by delivery of written notice to Seller and Escrow Agent, or (z) give written notice to Seller and Escrow Agent, agreeing to accept title to the Property subject to such Disapproved Matters, in which case such Disapproved Matters shall be Permitted Exceptions (as defined in Section 4.5(d), below). If Buyer fails to deliver written notice in accordance with (y) or (z) above, Buyer shall be deemed to have elected option (y) above, in which case this Agreement shall terminate on the day that is five (5) Business Days after at the expiration of the Seller Title Response Period.

(c) Supplements; Amendments

  If the Title Company issues a supplement or amendment to the Title Report showing additional title exceptions (each, an “Amended Report”), Buyer will have ten (10) days from the date of receipt of each Amended Report and a copy of each document referred to in the Amended Report in which to give notice of its acceptance of or objection to additional Disapproved Matter(s). If Buyer provides Seller and Escrow Agent with notice of the basis of objection of the status of Seller’s title as shown on the Amended Report, Seller will have the option to cure such Disapproved Matters within five (5) days thereafter or prior to Closing, whichever is sooner. If Seller elects, within its sole discretion, not to timely eliminate the additional Disapproved Matters on or before Closing, in form and substance acceptable to Buyer, in its sole and absolute discretion, Buyer may either (i) terminate this Agreement by delivery of written notice to Seller and Escrow Agent, or (ii) give written notice to Seller and Escrow Agent, agreeing to accept title to the Property subject to such additional Disapproved Matters. If Buyer fails to deliver written notice in accordance with (i) or (ii) above, Buyer shall be deemed to have elected option (i) above, in which case this Agreement shall terminate on the day that is the earlier to occur of (y) five (5) days after the date of receipt of the latest Amended Report, or (z) the scheduled Closing Date.

(d) Failure to Provide Written Acceptance

  Any title matter that Buyer accepts in writing will be a “Permitted Exception.” Notwithstanding the foregoing, Buyer will not be required to disapprove or object to, and Seller covenants to remove as an encumbrance against title to the Property on or prior to Closing, any deeds of trust, monetary liens or monetary encumbrances (except for real property taxes and assessments not delinquent), and any exceptions for claims of liens for labor or materials furnished or supplied to the Property or any portion of the Property. If Buyer does not provide written acceptance of an exception to title as disclosed by the Title Report or an Amended Report within the applicable time period, Buyer will be deemed to have objected to such matter. If this Agreement is terminated due to Seller’s failure or inability to cure any Disapproved Matters under this Section 4.5, Escrow Agent shall immediately remit the Earnest Money to Buyer, together with any other funds, documents or instruments that Buyer has deposited with Escrow Agent, and neither party will have any further obligation to the other, except those obligations that expressly survive the termination of this Agreement.

4.6 Title Policy

At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property, subject only to the Permitted Exceptions, by duly executed and acknowledged statutory warranty deed in the form attached as Exhibit D (“Deed”).   Evidence of delivery of marketable and insurable fee simple title will be the issuance by Title Company to Buyer of an ALTA extended owner’s policy of title insurance (or if Buyer does not elect, in Buyer’s sole discretion, to obtain an ALTA extended owner’s policy, then the issuance of a standard ALTA owner’s policy of title insurance) in the amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to Permitted Exceptions (“Title Policy”).

4.7 Contracts; Sale-Leaseback Lease

 Prior to the expiration of the Feasibility Period, Buyer shall notify Seller of any contracts affecting the Property which Buyer will agree to assume at Closing, as determined by Buyer in Buyer’s sole and absolute discretion.  Seller must, on or before Closing, terminate any such contracts not expressly agreed to be assumed by Buyer, and Seller shall give notices of termination for all contracts not agreed to be assumed by Buyer no later than the Closing.  During the Feasibility Period, the parties shall use commercially reasonable efforts to negotiate a customary form lease to be entered into by the parties at Closing for purposes of providing Seller with additional time to relocate its business and vacate the Improvements and the Real Property (the “Sale-Leaseback Lease”), provided that the failure of the parties to agree upon a form Sale-Leaseback Lease prior to the expiration of the Feasibility Period shall in no way be construed to be a condition requiring satisfaction prior to the parties being obligated to close the transaction contemplated by this Agreement, and if the parties cannot timely agree upon a form Sale-Leaseback Lease, Seller shall, subject to its unilateral right to extend the Closing Date (as described in Section 6.1), be obligated to vacate the Property prior to Closing.  Other than the Sale-Leaseback Lease, Seller shall terminate any and all leases affecting the Property, if any, as of the Closing Date.

4.8 Right to Terminate Prior to Expiration of Feasibility Period

 Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and understands that Buyer may, prior to the expiration of the Feasibility Period, notify Seller in writing that Buyer elects to terminate this Agreement as a result of any matter or no matter as determined by Buyer, in Buyer’s sole and absolute discretion. Seller acknowledges that Buyer has the right to so terminate this Agreement, regardless of whether Seller would be willing or able to cure any matter to which Buyer has objected. If Buyer elects, in its sole and absolute discretion, to proceed with this transaction, Buyer shall send a written approval notice to Seller and Escrow Agent on or before the expiration of the Feasibility Period (the “Approval Notice”).  If Buyer fails to send an Approval Notice to Seller and Escrow Agent by the expiration of the Feasibility Period, Buyer will be deemed to have elected to terminate this Agreement.  Buyer may also terminate this Agreement by sending written notice of termination to Seller on or before the expiration of the Feasibility Period.  If this Agreement is terminated as provided in this Section, Escrow Agent shall immediately remit the Earnest Money to Buyer and neither party will have any further obligation to the other, except those obligations that expressly survive the termination of this Agreement. After the Approval Notice is sent by Buyer, the Earnest Money will not be refundable to Buyer unless (i) Seller defaults under the terms and conditions of this Agreement, (ii) a condition to Closing for the benefit of Buyer is not satisfied or waived in writing by Buyer, or (iii) any other event occurs which entitles Buyer to the Earnest Money pursuant to the terms of this Agreement.

5. Conditions Precedent

.  Notwithstanding any provision of this Agreement to the contrary, Buyer’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

5.1           All of the documents required to be delivered by Seller to Buyer or Escrow Agent at Closing pursuant to the terms and conditions hereof shall have been delivered;

5.2           Each of the representations of Seller set forth in Section 7 shall be true in all respects as of the Closing Date;

5.3           At Closing, and subject only to Buyer’s payment of the applicable additional premium, if any, the Title Company shall be irrevocably committed to issue the Title Policy in the form described herein;

5.4           Buyer has timely delivered the Approval Notice;

5.5           Neither the Property, Seller, nor Buyer shall be subject to any court or other similar action preventing, restraining, enjoining, or otherwise prohibiting the consummation of the transaction contemplated by this Agreement;

5.6           The due performance by Seller of each and every undertaking and agreement to be performed by Seller hereunder;

5.7           No Condemnation Event (as defined in Section 11, below) shall have occurred with respect to the Property following Buyer’s delivery of the Approval Notice; and

5.8           There has been no spill of Hazardous Substances on the Property that occurred after the expiration of the Feasibility Period.

If any condition specified in this Section 5 is not satisfied on or before Closing, Buyer may, at its option, (i) waive such condition on or before the Closing Date and proceed to Closing, (ii) terminate this Agreement by written notice thereof to Seller and receive a refund of the Earnest Money, or (iii) if the failure of the condition is due to a breach by Seller hereunder, pursue any of its remedies under Section 13 of this Agreement. By Closing the transaction contemplated hereby, Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in this Agreement, except for any obligation of Seller which specifically survives the Closing under the terms of this Agreement.

6. Closing

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6.1 Closing Date and Location

  The consummation of the transaction contemplated in this Agreement (“Closing”) shall occur at the offices of Escrow Agent on the day (“Closing Date”) that is sixty (60) days following the date on which Buyer delivers the Approval Notice, or at such earlier time and place as may be agreed to by the parties in writing.  Notwithstanding anything in this Agreement to the contrary, if the parties are unable to agree upon a form Sale-Leaseback Lease prior to the expiration of the Feasibility Period, then Seller shall have the unilateral right to extend the Closing Date to a date that is no later than March 31, 2015 (the “Outside Closing Date”), provided however, that in order for Seller to properly avail itself of such extension right Seller must provide Buyer with written notice at least thirty (30) days prior to the Closing Date of Seller’s intention to so extend the Closing Date to a date that is no later than the Outside Closing Date.

6.2 Closing Costs and Prorations

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(a) Closing Fees

  At Closing, Seller and Buyer shall each pay one-half (1/2) of the escrow fees.  Any recording fees, Spokane County transfer tax, real estate excise tax, or similar property transfer taxes and fees will be the sole responsibility of Seller.  Buyer shall be solely responsible for and shall pay any sales and use taxes applicable to the Personal Property.  Each party must pay its own attorneys’ fees incurred with respect to this transaction.

(b) Title Policy

 For the Title Policy, Seller shall pay the cost of an ALTA standard owner’s title policy, and Buyer shall pay the additional cost necessary for any ALTA extended policy Buyer elects to acquire. Buyer shall also pay the cost of any and all endorsements to the Title Policy unless provided by Seller to clear a Disapproved Matter, in which case Seller shall be responsible for the cost of such endorsements.

(c) Taxes and Fees

 Real estate taxes for the year of Closing and annual municipal or special district assessments (on the basis of the actual fiscal tax years for which such taxes are assessed), lienable water and sewer rentals, license, or permit and inspection fees, if any, will be apportioned as of the Closing Date between Buyer and Seller. If the tax bill for the real estate tax year in which the Closing occurs has not been issued on or before the day prior to the Closing Date, the apportionment of taxes will be computed based upon the most recent tax bill available, and then reconciled after Closing based on the actual taxes due. If, on the day prior to the Closing Date, bills for the real estate taxes imposed upon the Property for the real estate tax year in which Closing occurs have been issued but have not been paid, such taxes shall be paid at the time of Closing.

(d) Other Apportionments

 Amounts payable, or prepaid, under the contracts assumed by Buyer and other Property operation and maintenance expenses and other recurring costs will be apportioned as of the Closing Date.  Seller shall pay all sums due in connection with the termination of any contracts not expressly assumed by Buyer, and any and all leases.  Seller shall be entitled to a refund of any deposits posted by Seller in connection with any contracts assumed by Buyer.

(e) Utility Readings

 Seller shall use reasonable efforts to obtain readings of the utility meters on the Property to a date no sooner than two (2) Business Days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings. However, if after reasonable efforts Seller is unable to obtain readings of any meters prior to Closing, Closing will be completed without such readings and upon the obtaining of such readings after Closing, Seller shall promptly pay the pre-Closing charges as reasonably determined by Seller and Buyer based upon post-Closing readings.

(f) Preliminary Closing Adjustment

Seller and Buyer shall cooperate with Escrow Agent to prepare a preliminary closing statement (“Closing Statement”) at least two (2) Business Days prior to the Closing Date. All apportionments and prorations provided for in this Section 6.2 to be made as of the Closing Date will be made, on a per diem basis, as of 11:59 p.m. on the Closing Date.  The preliminary Closing Statement and the apportionments or prorations reflected therein will be based upon actual figures to the extent available. If any of the apportionments or prorations cannot be calculated accurately based on actual figures on the Closing Date, then (other than with respect to determination of real estate taxes that will be computed as set forth in subsection 6.2(c)) they will be calculated based on Seller’s and Buyer’s good faith estimates thereof, subject to reconciliation as provided in the following Section.

(g) Post-Closing Reconciliation

 If there is an error on the preliminary Closing Statement or, if after the actual figures are available as to any items that were estimated on the preliminary Closing Statement (including, without limitation, real estate taxes), it is determined that any actual proration or apportionment varies from the amount thereof reflected on the final Closing Statement, the proration or apportionment will be adjusted based on the actual figures as soon as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

(h) Other Costs and Survival

 All other costs not addressed within this Section 6.2 shall be paid in accordance with the custom in Spokane County. The provisions of this Section 6.2 shall survive Closing.

6.3 Deliveries at Closing

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(a) Deliveries by Seller

At Closing, Seller shall execute and deliver all documents reasonably necessary to effect and complete the Closing, including, but not limited to, the following:

(1) The Deed.

(2) A non-foreign affidavit for purposes of compliance with Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations adopted thereunder.

(3) A counterpart original of the Bill of Sale for the Personal Property, in the form attached to this Agreement as Exhibit E.

(4) A counterpart original of the Assignment and Assumption Agreement in the form attached to this Agreement as Exhibit F for the Permits, and the contracts Buyer agreed to assume pursuant to Section 4.7, if any.

(5) A counterpart original of the Sale-Leaseback Lease, if agreed upon by the parties prior to the expiration of the Feasibility Period.

(6) Any and all original contracts and Permits affecting the Property being assigned to Buyer, if any.

(7) All keys and/or means to operate all locks and alarms on or in the Real Property or Improvements.

(8) An owner’s affidavit and such other documentation as Escrow Agent may reasonably require in order for the Title Policy to provide mechanics lien coverage, or may otherwise be required to close the escrow and consummate the purchase of the Property in accordance with the terms of this Agreement.

(b) Deliveries by Buyer

.  On the Closing Date, Buyer shall execute and deliver all documents reasonably necessary to effect and complete the Closing, including, but not limited to, the following:

(1) The amounts required under Sections 3 and 6.2 in Current Funds.

(2) A counterpart original of the Bill of Sale for the Personal Property, in the form attached to this Agreement as Exhibit E.

(3) A counterpart original of the Assignment and Assumption Agreement in the form attached to this Agreement as Exhibit F.

(4) A counterpart original of the Sale-Leaseback Lease, if agreed upon by the parties prior to the expiration of the Feasibility Period.

(5) Such documentation as Escrow Agent may reasonably require, or may otherwise be required to close the escrow and consummate the purchase of the Property in accordance with the terms of this Agreement.

(c) Actions of Escrow Agent

.  When the foregoing provisions of this Section have been consummated, at the Closing the Escrow Agent shall:

(1) Prepare the Closing Statement and obtain signed copies from Seller and Buyer.

(2) Record the Deed.

(3) Deliver the balance of the Purchase Price in Current Funds to Seller, net of Seller’s costs, fees, and prorates.

(4) Issue and deliver the Title Policy to Buyer.

(5) Deliver the above referenced documents to the applicable party.

7. Representations and Warranties of Seller

In addition to the representations and warranties contained in other sections of this Agreement, Seller makes the representations and warranties to Buyer set forth in this Section 7.  Each representation and warranty: (i) is material and relied upon by Buyer; (ii) is true in all respects as of Mutual Execution; (iii) will be true in all respects on the Closing Date; and (iv) will survive Closing for a period of twelve (12) months.  For purposes of this Section 7, the phrase “Seller’s knowledge” and similar phrases shall mean and refer to the actual knowledge of Lisa Netz and Ben Erickson without investigation.

7.1 Binding Agreements/Authority/Conflicts

 This Agreement and all exhibits and documents to be delivered by Seller pursuant to Section 6.3(a) of this Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their terms. Seller has all necessary authority, and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller will not conflict with or constitute a breach or default under (i) the organizational documents of Seller; (ii) any material instrument, contract, or other agreement to which Seller is a party which affects the Property; or (iii) any statute or any regulation, order, judgment, or decree of any court or Governmental Authority.

7.2 Non-foreign Status

 Pursuant to § 1445 of the Code, Seller is not a foreign person or nonresident alien as defined within that Code section.  Seller understands that the Buyer may disclose this warranty to the Internal Revenue Service.

7.3 Proceedings and Litigation

 There are no existing suits, claims, proceedings or actions with respect to any aspect of the Property nor, to Seller’s knowledge, have any such actions, suits, proceedings or claims been threatened or asserted.

7.4 Condemnation; Access

There is no pending or, to Seller’s knowledge, threatened condemnation affecting the Property. There is no pending or, to Seller’s knowledge, threatened proceeding that would adversely affect access to the Property.

7.5 Seller Sole Owner

Seller is the sole fee owner of the Personal Property and has good and marketable title thereto.

7.6 No Contracts or other Sale Commitments

 Except for this Agreement, with respect to the Property, Seller is not a party to any other contract or agreement providing for the sale or other conveyance of any of the Property, or any portion thereof.

7.7 Seller’s Performance

Seller is not in default under any contract, lease or other agreement affecting the Property to which Seller is a party, and no event, condition or occurrence exists which, after notice or lapse of time, or both, would constitute such a default by Seller of any of the foregoing. Seller has furnished or made available to Buyer true and correct copies of all documents required to be delivered by Seller to Buyer pursuant to this Agreement.

7.8 No Liens on Personal Property

 As of the Closing Date, the Personal Property will be free and clear of all liens, encumbrances, claims, rights, demands, easements, leases, agreements, assessments, covenants, conditions, and restrictions of any kind or character (including, without limitation, liens or claims for mortgages, or other title retention agreements, deeds of trust, security agreements, and pledges) except for the Permitted Exceptions.

7.9 Governmental Consents

 No violations are or have been recorded in respect of any Permits and no proceedings are pending or otherwise threatened, concerning the revocation or limitation of any such Permit. There is no governmental or public action pending or threatened in writing, or, to Seller’s knowledge, otherwise threatened that would limit or affect operation of the Property.

7.10 Governmental Compliance

Seller has not received written notice of any violation of any statute, law, ordinance or regulation of any Governmental Authority that would require remedial action by Seller or would require repairs or alterations to the Property or any portion of the Property. To Seller’s knowledge, the Property is not in violation of any statute, law, ordinance or regulation of any Governmental Authority.

7.11 Environmental/Hazardous Substances

 To Seller’s knowledge, and except for normal quantities of cleaning and maintenance materials commonly used in connection with the operation and maintenance of properties similar to the Property, no Hazardous Substances (defined below) have been discharged or stored on, under or about the Property. To Seller’s knowledge, Seller has not received written notice of violation, administrative complaint, judicial complaint, or other notice (i) alleging that conditions on the Property are or have been in violation of any Environmental Law, (ii) informing Seller that the Property is subject to investigation or inquiry regarding the presence of Hazardous Substances on or about the Property, or (iii) alleging the potential violation of any Environmental Law.

As used in this Agreement, the term “Environmental Law” means any federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or environmental conditions, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. § 1101, et seq.; the Clean Air Act, 41 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; The Safe Drinking Water Act, 41 U.S.C. § 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 3251, et seq.; and any other federal, state or local law, statute, ordinance, or regulation now in effect or hereinafter enacted which pertains to health, industrial hygiene, or the regulation or protection of the environment, including without limitation, ambient air, soil, groundwater, surface water, or land use.

As used in this Agreement, the term “Hazardous Substance” means any chemical, material, waste, substance, controlled substance, pollutant, object, condition, contaminant, living organisms or any combination thereof which may or could pose a risk of injury or threat to health or the environment, including, without limitation: (i) those substances included within the definitions of “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “solid waste”, or “pollutant or contaminant” in or otherwise regulated by, any Environmental Law; (ii) those substances listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 17.101, including appendices and amendments thereto), or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) such other substances, materials, or wastes which are or become regulated or classified as hazardous or toxic under any Environmental Law; and (iv) any material, waste, or substance which is (A) petroleum or refined petroleum products; (B) asbestos in any form; (C) polychlorinated biphenyls; (D) flammable explosives; (E) radioactive materials; (F) radon; (G) lead; or (H) Mold. As used in this Agreement, the term “Mold” means any mold, mildew or fungi (living or dead) or their mycotoxins, spores or other byproducts present in a quantity, of a type, or in such manner, as to pose a potential risk to human health or a potential violation of any Environmental Laws or to indicate significant impairment to the structure where the mold, mildew, fungi or their mycotoxins, spores or other byproducts exist.

7.12 Bankruptcy or Insolvency

Seller is not insolvent, and Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

7.13 Anti-Terrorism Laws

 Neither Seller nor any of its shareholders, officers or directors, is a “Prohibited Person” or “Specifically Designated National and Blocked Person” under the Anti-Terrorism Laws (hereinafter defined). As used herein, the term “Anti-Terrorism Laws” means any and all present and future judicial decisions, statutes, ruling, rules, regulations, permits, certificates, orders and ordinances of any Governmental Authority relating to terrorism or money laundering including, without limiting the generality of the foregoing, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. No. 107-56); the Trading with the Enemy Act (50 U.S.C.A. App. 1 et seq.); the International Emergency Economic Powers Act (50 U.S.C.A. § 1701-06); Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”) and the United States Treasury Department’s Office of Foreign Assets Control list of “Specifically Designated National and Blocked Persons” (as published from time to time in various mediums).

7.14 Brokers

.Except as set forth in Section 14, no real estate broker or any other commission agent(s) are owed fees or commissions with respect to the sale(s) transaction contemplated in this Agreemen

8. Covenants of Seller

.

8.1 Normal Operations

 From and after Mutual Execution, Seller shall not: (i) execute, modify, terminate or approve any contracts or commitments of any kind affecting the Property or any interest therein without Buyer’s written approval, which may be granted or withheld in Buyer’s sole and absolute discretion, except that Seller shall be entitled to enter into a new contract without Buyer’s written approval in an emergency situation, provided that such contract is at a market rate and is terminable without cause and without penalty on not more than thirty (30) days’ notice; (ii) execute any leases affecting the Property; or (iii) encumber the Property with any liens, encumbrances or other instruments which appear on title or which secure a monetary obligation. Until possession is delivered to Buyer, Seller agrees, at its sole cost and expense, to maintain and keep the Property in not less than the same order and condition as on Mutual Execution, and to operate the Property in the same manner as prior to Mutual Execution as if Seller were retaining the Property.

8.2 Insurance

 Until the Closing Date, Seller shall maintain substantially the same liability, casualty, and all other insurance on the Property, if any, as is in effect as of the date of Mutual Execution.

8.3 Indemnification

 Except as specifically stated herein, Seller hereby agrees to indemnify, protect, defend, save and hold Buyer and, as the case may be, its partners, trustees, managers, members, officers, employees and agents (“Buyer Indemnified Parties”) harmless from and against any and all Claims made by a third party not affiliated with Seller against any Buyer Indemnified Parties (i) arising from leases, contracts or other agreements entered into during Seller’s ownership of the Property and resulting from an occurrence prior to the Closing; (ii) arising from the ownership, operation, maintenance and management of the Property during Seller’s ownership and resulting from an occurrence prior to the Closing; and (iii) resulting from a breach by Seller of representations and warranties expressly made by Seller in this Agreement.  The provisions of this Section 8.3 will survive Closing or the earlier termination of this Agreement.

8.4 Continuing Representations and Warranties

 Until the Closing Date, promptly upon the occurrence of, or upon Seller becoming aware of an impending or threatened occurrence of, any event which would cause or constitute a material breach of this Agreement, or which would have caused or constituted a breach had such event occurred prior to the date hereof, of any of the representations or warranties of Seller contained in or referred to in this Agreement or in any exhibit to this Agreement, Seller shall give detailed written notice thereof to Buyer and shall use its reasonable efforts to prevent or promptly remedy the same.

9. Buyer’s Representations and Warranties

 In addition to the representations and warranties contained in other sections of this Agreement, Buyer makes the representations and warranties to Seller set forth in this Section 9.  Each representation and warranty: (i) is material and relied upon by Seller; (ii) is true in all respects as of Mutual Execution; (iii) unless noticed by Buyer to Seller, will be true in all respects on the Closing Date; and (iv) will survive Closing for a period of twelve (12) months.

9.1 Authority/Binding Agreements

  This Agreement and all exhibits and documents to be delivered by Buyer pursuant to this Agreement have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Buyer will not conflict with or constitute a breach or default under (i) the organizational documents of Buyer, (ii) any material instrument, contract or other agreement to which Buyer is a party; or (iii) any statute or any regulation, order, judgment or decree of any court of Governmental Authority.

9.2 Anti-Terrorism Laws

 Neither Buyer nor any of its shareholders, officers or directors, is a “Prohibited Person” or “Specifically Designated National and Blocked Person” under the Anti-Terrorism Laws.

9.3 Brokers

  Except as set forth in Section 14, no real estate broker or any other commission agent(s) are owed fees or commissions with respect to the sale(s) transaction contemplated in this Agreement.

10. AS IS  Except for the representations and warranties of Seller set forth in this Agreement, the Deed and in any document executed and delivered by Seller in connection with the transactions contemplated in this Agreement, Buyer is purchasing the Property AS IS, WHERE IS, AND WITH ALL FAULTS and, except as specifically stated herein, without any representations or warranties of any kind whatsoever, express or implied, by Seller, including any representations regarding the use, condition or value of the Property or any implied warranties of merchantability, habitability and/or fitness for a particular purpose.

11. Damage or Destruction; Condemnation

 Risk of loss resulting from any condemnation or eminent domain proceeding that is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood, or any other cause before Closing, will remain with Seller.  If before Closing the Property or any portion thereof is damaged in an amount aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000), or if the Property or any portion thereof is subjected to a threat of condemnation or becomes the subject of any proceedings, judicial, administrative, or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may terminate this Agreement by written notice to Seller sent within fifteen (15) days after Buyer learns of the damage or taking, in which event the Earnest Money will be returned to Buyer, and no party will have any further obligation to the other, except those obligations that expressly survive the termination of this Agreement.  If the Closing Date is within the fifteen (15) day period, then Closing will be extended to the next Business Day following the end of the fifteen (15) day period.  If no such election is made by Buyer, (i) this Agreement will remain in full force and effect, (ii) the purchase of the Property, less any interest taken by eminent domain or condemnation, will be effected with no further adjustment, (iii) upon Closing, Seller shall assign to Buyer all of the right, title, and interest of Seller in and to any awards that have been or may thereafter be made for such taking, and (iv) Seller shall assign to Buyer any insurance proceeds that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under the relevant insurance policies.

12. Default by Buyer; Liquidated Damages
 SHOULD THE PURCHASE AND SALE TRANSACTION CONTEMPLATED IN THIS AGREEMENT FAIL TO BE CONSUMMATED ACCORDING TO THE TERMS OF THIS AGREEMENT SOLELY BY REASON OF ANY DEFAULT OF BUYER, SELLER WILL BE RELIEVED OF ANY OBLIGATION TO SELL THE PROPERTY TO BUYER, SELLER WILL NOT HAVE ANY RIGHT TO SEEK OR OBTAIN SPECIFIC ENFORCEMENT OF THIS AGREEMENT, AND, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY FOR SUCH DEFAULT, THE EARNEST MONEY WILL BE IMMEDIATELY DISBURSED AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS CONSIDERATION FOR SELLER KEEPING THE PROPERTY OFF OF THE MARKET FOR SALE TO OTHERS.  BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER MIGHT SUFFER IN THE EVENT OF BUYER’S DEFAULT HEREUNDER. BUYER AND SELLER AGREE THAT THE AMOUNT OF LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES.

Seller’s Initials: /s/ PBL	Buyer’s Initials: /s/ PSD
13. Default by Seller; Remedies

If Seller is unable to convey title, subject to and in accordance with this Agreement, Buyer may, at its election (i) obtain a prompt refund of the Earnest Money and be promptly reimbursed by Seller of all of Buyer’s actual documented out-of-pocket costs it incurs with respect to its pursuit of the Property in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000); or (ii) bring an action for specific performance. Buyer’s remedies are non-cumulative and the exercise of one remedy by Buyer will preclude the exercise of any other remedy.

14. Brokerage

 Seller has engaged Gary Griff of Cushman & Wakefield, Inc. as Seller’s broker in this transaction (“Seller’s Broker”).  Buyer has engaged Chris Siemens of Windermere Real Estate/City Group LLC (“Buyer’s Broker”).  Seller will be solely responsible for any commission or other sum due or owing to Seller’s Broker and Buyer’s Broker at Closing pursuant to the Listing Agreement between Seller and Seller’s Broker dated September 11, 2013, which commission shall be equally split between Seller’s Broker and Buyer’s Broker.  Seller and Buyer hereby agree to indemnify and hold each other harmless for, from and against any and all Claims incurred by reason of or in connection with any claim for fees, compensation, or other charges relating in any way to the transaction contemplated in this Agreement, or the consummation thereof, which may be made by any other person, firm, or entity as the result of any acts or the acts of Seller or Buyer or their respective representatives.

15. Miscellaneous

.

15.1 Attorneys’ Fees

 Should any party hereto bring any action against any other party related in any way to this Agreement, the substantially prevailing party will be awarded its or their reasonable attorneys’ fees and costs incurred for prosecution, defense, consultation, hiring of experts or advice in connection with such action, and any such attorneys’ fees or costs executing upon or appealing any judgment.

15.2 Escrow Agent

 Escrow Agent hereby accepts its designation as Escrow Agent under this Agreement and agrees to hold and disburse the Earnest Money as provided in this Agreement. The provisions hereof will constitute joint instructions to the Escrow Agent to consummate the purchase in accordance with the terms and provisions hereof; provided, however, that the parties shall execute such additional escrow instructions, not inconsistent with the provisions hereof, as may be deemed reasonably necessary to carry out the intentions of the parties as expressed herein. The provisions of this Section will survive the Closing or termination of this Agreement.

15.3 Notices

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt of an electronic confirmation thereof, (ii) upon email transmission, provided a copy of any notice given by email transmission is also subsequently mailed to the receiving party in accordance with the terms of this Section 15.3, (iii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iv) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer:	Northwest Farm Credit Services, FLCA Attn: Stacy D. Lavin, Esq. 1700 S. Assembly Street P.O. Box 2515 Spokane, WA 99220-2515 Fax: 509.340.5702 Email: Stacy.Lavin@northwestfcs.com

with a copy to:	Lukins & Annis, P.S. Attn: Tyler J. Black, Esq. 717 W. Sprague Avenue, Suite 1600 Spokane, Washington 99201 Fax: 509.363.2487 Email: tblack@lukins.com
If to Seller:	Ambassadors Group, Inc. Attn: Lisa Netz Dwight D. Eisenhower Building 2001 S. Flint Road Spokane, WA 99224 Fax: 509.590.4349 Email: lisa.netz@peopletopeople.com
And to:	Ambassadors Group, Inc. Attn: Marie Rice Dwight D. Eisenhower Building 2001 S. Flint Road Spokane, WA 99224 Fax: 509.590.4349 Email: marie.rice@peopletopeople.com
with a copy to:	Bartlit Beck Herman Palenchar & Scott LLP Attn: Thomas R. Stephens, Esq. 1899 Wynkoop Street, Suite 800 Denver, Colorado 80202 Fax: 303.592.3140 Email: thomas.stephens@bartlit-beck.com
If to Escrow Agent:	First American Title Insurance Company Attn: Dawn McClenahan 40 E. Spokane Falls Boulevard Spokane, WA 99202 Fax: 509.690.8931 Email: dmcclenahan@firstam.com

15.4 Governing Law/Venue

The laws of the State of Washington govern the enforcement, and interpretation of this Agreement.  The venue for any action related to this Agreement shall be in Spokane County, Washington.

15.5 Integration; Modification; Waive

 This Agreement, exhibits, and closing documents executed and delivered pursuant to this Agreement constitute the complete and final expression of the agreement of the parties relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the parties.

15.6 Counterpart Execution

This Agreement may be executed in several counterparts, and delivered via facsimile or other electronically transmitted means, each of which will be fully effective as an original and all of which together will constitute one and the same instrument.

15.7 Headings; Construction

 The headings used throughout this Agreement have been inserted for convenience of reference only and do not constitute matters to be construed in interpreting this Agreement. Words of any gender used in this Agreement will be construed to include any other gender, and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise. The words “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” when used in this Agreement refer to the entire Agreement and not to any particular provision or section.

15.8 Deadlines and Dates

 Any deadline, unless otherwise set forth in this Agreement, will expire at 5:00 p.m., local time in Spokane, Washington. Should any deadline or date in this Agreement fall on a day other than a Business Day, such deadline or date will be extended until 5:00 p.m., local time in Spokane, Washington, on the next Business Day; provided that, if a Closing would be scheduled to occur on a Saturday, Sunday or holiday or the first Business Day after a Saturday, Sunday or holiday, that Closing shall be delayed until the second Business Day after such Saturday, Sunday or holiday. The time periods in this Agreement shall be computed by excluding the first day of such period and including the last day of such period.

15.9 Severability

 If for any reason any provision of this Agreement, or the applicability of any such provision to a specific situation, is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement will not be affected and such provision will be modified or deemed modified to the minimum extent necessary to make such provision valid and enforceable with applicable law and, in its modified form, such provision will then be enforceable and enforced.

15.10 Time of the Essence

 Time is of the essence of this Agreement and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to the party in full compliance with its obligations hereunder.

15.11 Binding Effect

 This Agreement is binding upon and inures to the benefit of Seller and Buyer, and their respective successors and permitted assigns.

15.12 Further Acts

 In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated in this Agreement.

15.13 Assignment

 Neither party may assign its right or obligations under this Agreement without first obtaining the prior written consent of the other party, which consent may be granted or withheld in the non-requesting party’s sole and absolute discretion.

15.14 1031 Exchange

 The parties agree to cooperate with each other in all reasonable matters necessary to effect a tax-deferred exchange pursuant to Code Section 1031; provided that any such exchange shall not delay Closing. Seller and Buyer will not incur any additional liability or financial obligation as a consequence of such other party’s contemplated exchange, and Buyer and Seller agree to defend and hold each other harmless for, from and against any Claims that may arise from the participation therein.

15.15 Sole Discretion

Where either party hereto is given the right to exercise its sole and absolute discretion, neither the other party nor any court, arbitrator, third party, or board will have the right to challenge said exercise, whether reasonable or unreasonable, on any grounds whatsoever.

15.16 Disclaimer – Preparation of Agreement

  This Agreement has been negotiated by the parties.  Buyer and Seller agree that no presumption will apply in favor or against any party in respect of the interpretation or enforcement of this Agreement.  Each party is advised to have this Agreement reviewed by independent legal and tax counsel prior to its execution. By executing this Agreement, each party represents that: (i) it has read and understands this Agreement; (ii) it has had the opportunity to obtain independent legal and tax advice regarding this Agreement; and (iii) it has obtained such independent advice or has freely elected not to do so.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed the foregoing Agreement as of the date written on this signature page.

BUYER: NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association By: /s/ Phil DiPofi Name: Phil DiPofi Its: President Chief Executive Officer Date: August 5, 2014	SELLER: AMBASSADORS GROUP, INC., a Delaware corporation By: /s/ Philip B. Livingston Name: Philip B. Livingston Its: Interim CEO Date: August 6, 2014

This Real Property Purchase and Sale Agreement with Escrow Instructions, together with the earnest money deposit, is hereby acknowledged and accepted and the escrow is opened as of August 7, 2014.  Escrow Agent hereby agrees to act as “the person responsible for closing” the purchase and sale transaction contemplated in this Agreement within the meaning of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and to file all forms and returns required thereby.

FIRST AMERICAN TITLE INSURANCE COMPANY By: /s/ Dawn R. McClenahan Name: Dawn R. McClenahan Title: LPO, Commercial Title Officer

EXHIBIT A
REAL PROPERTY

Legal Description:
THAT PORTION OF THE NORTHWEST QUARTER OF SECTION 29, TOWNSHIP 25 NORTH, RANGE 42 EAST, W.M., IN THE CITY OF SPOKANE, COUNTY OF SPOKANE, STATE OF WASHINGTON, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION 29;
THENCE SOUTH 00°29'02" EAST ALONG THE WEST LINE OF SAID SECTION 29, A DISTANCE OF 2548.30 FEET;
THENCE NORTH 89°30'58" EAST, 39.00 FEET TO THE POINT OF BEGINNING;
THENCE NORTH 00°29'02" WEST, PARALLEL WITH THE WEST LINE OF SAID SECTION 29, A DISTANCE OF 93.22 FEET;
THENCE NORTH 89°30'58" EAST, A DISTANCE OF 69.73 FEET;
THENCE NORTH 00°26'52" WEST, A DISTANCE OF 427.57 FEET TO POINT OF CURVE OF A 125.00 FEET RADIUS CURVE TO THE RIGHT;
THENCE ALONG THE ARC OF SAID CURVE 196.28 FEET, THROUGH A CENTRAL ANGLE OF 89°58'06";
THENCE NORTH 89°31'14" EAST, A DISTANCE OF 689.81 FEET;
THENCE SOUTH 00°26'57" EAST, A DISTANCE OF 579.06 FEET;
THENCE SOUTH 89°30'58" WEST, A DISTANCE OF 673.27 FEET;
THENCE SOUTH 44°30'58" WEST, A DISTANCE OF 94.18 FEET;
THENCE SOUTH 89°30'58" WEST, A DISTANCE OF 144.60 FEET TO THE POINT OF BEGINNING.

Property Address:
2001 S Flint Rd
Spokane, WA 99224

Tax Account Number:
25292.9059

EXHIBIT B
LIST OF PERSONAL PROPERTY

•	All fitness equipment
•	All lunchroom tables and chairs
o	(32) 3x3 tables
o	(7) 3x6 tables
o	(4) 3x5 oval tables
o	(200) black chairs
•	All installed/attached audio/visual equipment
•	All patch panels and cabling
•	All equipment racks in data center and data/phone closets
•	All building access control equipment
•	All back-up power equipment including generators, UPS, and transfer switches
•	All data center cooling equipment
•	Toyota forklift
•	Norlift forklift
•	Hydraulic maintenance stand
•	All mailroom worktables and shelving
•	All mailroom mobile carts

EXHIBIT C
EARNEST MONEY NOTE

$250,000.00                                                  August ___, 2014                                                                                         Spokane, WA

THIS PROMISSORY NOTE (“Note”) is made and effective as of the date hereof, by NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association (“NFCS”), in favor of AMBASSADORS GROUP, INC., a Delaware corporation (“Ambassadors”).

FOR VALUE RECEIVED, NFCS promises to pay to Ambassadors, or order, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), together with interest thereon, all as hereinafter provided.  All defined terms used in this Note but not otherwise defined will have the meanings ascribed to them in that certain Real Estate Purchase and Sale Agreement and Escrow Instructions between NFCS, as Buyer, and Ambassadors, as Seller (the “Purchase Agreement”).

1. Interest.  All sums from time to time owing hereon shall bear interest from the date hereof at the rate of 36/100 percent (.36%) per annum, compounded annually.

2. Payment.  Provided that NFCS sends Ambassadors the Approval Notice, the entire principal and all accrued interest shall be due and payable as a balloon payment into escrow in full within two (2) Business Days of the expiration of the Feasibility Period (the “Maturity Date”).

3. Prepayment.  All or any part of the principal may be prepaid, together with interest accrued thereon, at any time without penalty; provided, however, that any partial prepayment will not shorten the term of this Note.

4. Ambassador’s Remedies on Default.  If NFCS fails to pay the installment required hereunder within three (3) Business Days from the Maturity Date, an event of default shall exist hereunder, and Ambassadors may, without further notice or demand: (i) declare the entire principal then unpaid, together with interest accrued thereon, immediately due and payable, or (ii) terminate the Purchase Agreement by written notice to NFCS, in which event neither party will have any further obligation to the other under the Purchase Agreement, except those obligations that expressly survive its termination.

5. Costs and Expenses; Judgment Interest.  NFCS shall pay on demand all expenses and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by Ambassadors: (i) as a result of any event of default described in Section 4 of this Note; or (ii) in connection with the enforcement or collection of this Note; together with interest thereon.

6. Security.  This Note is unsecured.

7. Miscellaneous and Procedure.

7.1 Application of Payments.  All payments under this Note shall be applied first to the payment of costs and charges due in connection with this Note, then to the payment of accrued but unpaid interest, and then to reduction of the outstanding principal balance.

7.2 Notice.  All notices or other written communications required or permitted under this Note must be in writing and will be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt of an electronic confirmation thereof, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to NFCS:	Northwest Farm Credit Services, FLCA

Attn: Stacy D. Lavin, Esq.

1700 S. Assembly Street

P.O. Box 2515

Spokane, WA 99220-2515

Fax: 509.340.5702

If to Ambassadors:	Ambassadors Group, Inc.

Attn: Lisa Netz

Dwight D. Eisenhower Building

2001 S. Flint Road

Spokane, WA 99224

Fax: 509.590.4349

With a copy to:	Ambassadors Group, Inc.

Attn: Marie Rice

Dwight D. Eisenhower Building

2001 S. Flint Road

Spokane, WA 99224

Fax: 509.590.4349

7.3 Delay and Waiver.  The rights and remedies of Ambassadors under this Note are cumulative and may be exercised singularly or concurrently and the exercise of any one or more of them will not be deemed a waiver of any other.  No delay or omission in the exercise of any right or remedy of Ambassadors under this Note on any default by NFCS shall impair such a right or remedy, or be construed as a waiver.

7.4 Commercial Purpose.  NFCS represents that the indebtedness evidenced by this Note is solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.

7.5 Attorney’s Fees.  Should legal action be required to enforce or interpret any of the provisions of this Note, the prevailing party shall be entitled to all costs and reasonable attorney’s fees incurred in connection therewith from the nonprevailing party.

7.6 Severability.  If for any reason any provision of this Note is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Note will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

7.7 Venue.  Any action brought to enforce or interpret this Note, at the option of Ambassadors, may be brought in Spokane County, Washington.

7.8 Governing Law.  This Note shall be construed in accordance with the laws of the state of Washington.

[signature page follows]

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

“NFCS”: NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association
By: Exhibit – Do Not Execute Name: Phil DiPofi Its: President Chief Executive Officer

EXHIBIT D
STATUTORY WARRANTY DEED

Filed for Record at Request of and
copy returned to:

Lukins & Annis, P.S.
717 W. Sprague Avenue, Suite 1600
Spokane, WA 99201
Attn:  Tyler J. Black, Esq.

Abbreviated Legal Description:

Assessor’s Parcel Number:

STATUTORY WARRANTY DEED

The Grantor, AMBASSADORS GROUP, INC., a Delaware corporation, for and in consideration of Ten Dollars ($10.00) in hand paid, conveys and warrants to ____________________________, the following real estate legally described on Exhibit A attached hereto and by this reference incorporated herein, situated in the County of Spokane, State of Washington; subject only to the permitted exceptions described on Exhibit B attached hereto.

DATED this ___ day of _______________, 201__.

                                              AMBASSADORS GROUP, INC., a Delaware corporation

By:            Exhibit – Do Not Execute
Name:
Its:

Exhibit A: Legal Description
Exhibit B: Permitted Exceptions

[Insert appropriate notarial jurat here]

Exhibit A
To
Statutory Warranty Deed
Legal Description

To be agreed upon prior to the expiration of the Seller Title Response Period.

Exhibit B
To
Statutory Warranty Deed
Permitted Exceptions

To be agreed upon prior to the expiration of the Seller Title Response Period.

EXHIBIT E
BILL OF SALE

Pursuant to that certain Real Property Purchase and Sale Agreement and Escrow Instructions (the “Agreement”), executed and delivered by AMBASSADORS GROUP, INC., a Delaware corporation (“Seller”), and NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association (“Buyer”), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, transfer, convey and assign to Buyer, the following Personal Property (as that term is defined in the Agreement) owned by Seller and described on the attached Schedule 1.

Seller warrants that Seller has, and hereby conveys, good and marketable title to all of said Personal Property subject to no security interest, mortgage, pledge, lien, encumbrance or charge.  Seller further warrants that Seller has the full right to sell and convey said property to Buyer and that Seller will warrant and defend the conveyance hereby made unto Buyer.

Buyer has inspected the Personal Property conveyed hereunder and is purchasing the same “as is” in its present condition, and Seller makes no warranty with respect to the condition thereof, including, without limitation, no warranty of merchantability of fitness for a particular use.

Dated effective this ___ day of _________________, 201__.

SELLER:

AMBASSADORS GROUP, INC., a Delaware corporation

By:                      Exhibit – Do Not Execute
Name:
Its:

BUYER:

NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association

By:                      Exhibit – Do Not Execute
Name:
Its:

EXHIBIT F
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of _____________, 201__ (the “Effective Date”), by and between AMBASSADORS GROUP, INC., a Delaware corporation (“Assignor”), and NORTHWEST FARM CREDIT SERVICES, FLCA, a federal land credit association (“Assignee”).

Assignor and Assignee entered into that certain Real Property Purchase and Sale Agreement and Escrow Instructions dated August ___, 2014 (the “Agreement”), providing for, among other things, the conveyance to Assignee of certain real property and improvements (the “Property”), as more particularly described in the Agreement.

Assignor is a party to certain Permits and contracts related to the operation, use, and maintenance of the Property as defined in the Agreement.

Assignor desires to transfer, assign, and convey to the Assignee all its right, title, and interest in, to, and under the Permits and those contracts delineated on the attached Exhibit A (the “Contracts”) on the following terms and conditions.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee agree as follows:

1. Assignment.  Assignor hereby assigns, conveys, transfers, and sets over unto Assignee all of Assignors’ right, title, and interest in the Permits and Contracts, without warranty or recourse, except as specifically set forth in the Agreement.

2. Assumption.  Assignee assumes and agrees to pay all sums, and perform, fulfill, and comply with all covenants and obligations, which are to be paid, performed, and complied with by the Property owner under the Permits and Contracts from and after the Effective Date.

3. Cross Indemnity.  Assignor shall indemnify, defend and hold harmless Assignee from and against any and all claims, losses, costs, damages, and obligations arising from any breach or alleged breach under the Permits or Contracts on or before the Effective Date.  Assignee shall indemnify, defend and hold harmless Assignor from and against any and all claims, losses, costs, damages, and obligations arising from any breach or alleged breach under the Permits and Contracts after the Effective Date.

4. Binding Effect.  This Assignment will inure to the benefit of and will be binding upon the parties hereto and their respective successors and assigns.

5. Counterparts.  This Assignment may be executed in several counterparts, each of which will be fully effective as an original and all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the Effective Date.

ASSIGNOR:

AMBASSADORS GROUP, INC., a Delaware corporation

By:                      Exhibit – Do Not Execute
Name:
Its:

ASSIGNEE:

NORTHWEST FARM CREDIT SERVICES, FLCA,
a federal land credit association

By:                      Exhibit – Do Not Execute
Name:
Its:

Exhibit A
To
Assignment and Assumption Agreement

Contracts:

[insert, if any, otherwise state “None”]